                                                                   EXHIBIT 10.16

                                             Contract Number:  [TEXT TO COME]

                          Systems Integrator Agreement

This System Integrator Agreement (the "Agreement"), effective April 4, 2003 ("Effective Date"), is made between mPhase Technologies, Inc., a New Jersey corporation with offices at 587 Connecticut Avenue, Norwalk, CT 06854 ("Customer"), and Lucent Technologies Inc., a Delaware corporation with offices at 600 Mountain Ave., Murray Hill, New Jersey 07914 ("Lucent") (each a "Party" and collectively the "Parties").

In consideration of their mutual promises and undertakings, the Parties agree as follows:

1. SCOPE: This Agreement describes the terms and conditions under which Lucent shall sell, and Customer shall purchase, Products and Licensed Materials, and related services, for the purpose of selling the Product and Licensed Material as part of a Bundled Offer by Customer to its End User customers. Bundled Offer as used herein shall mean a product offering made by Customer to its End User customers consisting of the Products or Licensed Materials combined with other products manufactured or services performed by Customer, the combination of which will add additional value to End Users of the Products and Licensed Materials. This Agreement also covers the licensing of Licensed Materials to Customer for use and sub-licensing as specified in this Agreement. The only Products and Licensed Materials covered by this Agreement are those listed in Exhibit B. Sale of Products or Licensed Materials is limited to End Users located and doing business within the United States. Resale to any End User customers outside of the United States is prohibited under this Agreement. Notwithstanding the above, Customer may export the Products and Licensed Materials to its End User customers outside the United States provided that the Products and Licensed Materials are (1) being exported in connection with and as part of a sale by Customer of a Bundled Offer and (2) such export is done in accordance with Section 16 entitled "Export". Stand-alone resale of the Products or Licensed Materials not in connection with the sale by Customer of a Bundled Offer is prohibited. Customer agrees that it has no exclusive right to market the Products or Licensed Materials incorporated herein, and that no franchise is granted herein. No payment of any fee or similar charge is required as a condition of this Agreement. All references to the "Agreement" shall be deemed to include this document and its exhibit together with any and all Addenda and their attachments. Exhibit A contains the definitions of certain capitalized terms used in this Agreement. Customer shall market the Products and Licensed Materials to End User customers on such terms and conditions as Customer chooses, provided Customer does not violate this Agreement.

2. TERM: This Agreement shall begin on the Effective Date and shall continue for a period of two year ("Term"), with an option to extend an additional year upon written agreement between the Parties, unless earlier terminated as provided in "Termination" below or as mutually agreed in writing. Termination or expiration of this Agreement shall not excuse a Party from performing obligations that have not been fully performed for any accepted Order.

3. ORDERS AND FORECASTS: All purchases under this Agreement shall be made by Orders issued by Customer from time to time subject to acceptance by Lucent. Lucent reserves the right to place any Order on hold, delay shipment, suspend performance, and/or reject any Order due to, but not limited to: (a) the breach or default by Customer of any of its obligations under this Agreement; (b) CUstomer's insufficient credit as determined by Lucent. Orders that have been accepted by Lucent may not be canceled without the express written consent of Lucent. Each Order shall reference this Agreement and shall be subject only to the terms and conditions of this Agreement. Terms and conditions contained in an Order that are inconsistent with this, including any pre-printed terms and conditions on such Order, shall be ineffective and void. Customer shall send Orders to the address specified by Lucent.

Customer shall provide Lucent with a rolling twelve (12) month non-binding forecast of product requirements, including configuration. Customer shall provide the initial forecast within one week of the date of this Agreement, and thereafter shall update the forecast at least monthly.

4. CHANGES TO ORDERS: Customer may request changes to an Order ("Change Request") that Lucent has previously accepted. In response to a Change Request, Lucent will provide written quotations, including any changes to prices, license fees, shipment or completion dates. A Change Request will be treated as a separate Order subject to Lucent's change order process.

5. CHANGES IN PRODUCTS OR SOFTWARE: At any time prior to shipment, Lucent may make changes to Products or Software. Lucent may modify the drawings, documentation or Specifications for Products or Software or substitute Products or Software of later design. If such changes impact a Product's or Software's form, fit or function, under normal use as provided in the Specifications, Lucent shall notify Customer at least 30 days prior to the date the change takes effect. If Customer objects to the change, Customer shall notify Lucent within 30 days of the date of Lucent's notice. On receipt of Customer's notice, Lucent shall not fulfill any Orders in process with the modified Product or Software to which Customer has objected.

6. PRICES AND TAXES: The applicable prices and discounts for each Order shall be set forth in Exhibit B. Such discounts shall be applied to Lucent's List Price in effect at the time of order receipt. All discounts shown in Exhibit B are not applicable to related Services such as engineering and installation. Pricing and discounts

                    Confidential - Lucent Technologies, Inc.

contained within Exhibit B are applicable to sales in the United States only. Lucent may adjust its prices and charges upon 30 days prior written notice to Customer. If, however, Lucent's adjustment in price is due to changes in raw material prices, Lucent's price adjustment will be effective on the first day of the next calendar month. The prices and charges are based on Lucent's standard, published intervals for shipping, planning or completion, unless Lucent otherwise agrees in writing. Except for taxes on Lucent's income, Customer shall pay all applicable taxes and related charges, including interest and penalties, that any governmental or taxing authority may impose upon the purchase, license, ownership, possession, use, operation or relocation of any Products or Software that Lucent furnishes under this Agreement.

7. TERMS OF PAYMENT: Payment for Products, Licensed Materials or Services (including transportation charges and taxes) will be due as follows:

(a) Each order for Products and/or Licensed Materials only shall be accompanied by advance payment equal to 100% of the value of the Order.
(b) Each Order for Services shall be accompanied by advance payment equal to 100% of the total value of the Order for such Services.

Customer will advise Lucent of any billing discrepancies or disputes about an invoice within 10 days after receiving it. Overdue payments (but not amounts disputed in good faith) shall be subject to a late payment charge of 1 1/2% per month of the overdue amount (but not to exceed the maximum lawful rate). Customer will reimburse Lucent for reasonable attorneys' fees and other costs associated with collecting delinquent payments.

Customer shall pay all amounts due Lucent hereunder using electronic funds transfer ("EFT") whether amounts have been invoiced by Lucent or are due as advance payments. EFT payments by Customer shall be made to the following account of Lucent or such other account as is subsequently designated by Lucent in writing and, concurrent with the EFT payment, Customer shall fax a copy of the remittance to Lucent's Manager Cash Operations at 770-750-2728.

           Chase Manhattan Bank
           New York, New York
           Account Name: Lucent Technologies Inc.
           ACCT. 910144-9099
           ABA 021000021



8. TITLE AND RISK OF LOSS: Title to Products only, and risk of loss and damage to Products and Licensed Materials, shall pass to Customer upon shipment. Lucent retains title to all Licensed Materials and all copies thereof.

GRANT OF LICENSE: a. Upon delivery of Licensed Materials and subject to the provisions of this Agreement, Lucent grants Customer a personal, nontransferable and nonexclusive license to use the Licensed Materials on or with the corresponding Product(s) (on which the Software was loaded or designated by Lucent to be loaded) for Customer's sublicense to its End Users, per the terms and conditions of this section. If the Product(s) on which the Software was loaded or designated by Lucent to be loaded become inoperative, Customer may use the Software on an alternate processor, but must purchase a separate Right to Use license to install on the inoperative processor, once it is restored to working order. Customer shall not copy Licensed Materials except for backup and archival purposes. Customer shall reproduce and include Lucent's copyright and proprietary notice on all sublicensed Lucent Licensed Materials. Customer shall maintain records of the number and location of all copies of Licensed Materials. Customer shall not reverse engineer, decompile or disassemble Software furnished as object code to generate corresponding source code. Lucent may, at its discretion, electronically audit Software provided under this Agreement to verify compliance with the license provisions of this Agreement.

b. If Customer's license is canceled or terminated, or when Customer no longer uses the Licensed Materials, Customer shall return or destroy the Licensed Materials and all copies in its possession, and certify to Lucent that it has done so.

c. Notwithstanding the provisions of this section, Customer may sublicense its right to use Licensed Materials to an End User customer, but only in connection with the sale or lease to such customer of the Products for which such Licensed Materials were furnished. Customer will bind the End User customer to comply with the license requirements by delivering Software that has a shrink wrap license in the original packaging to the End User customer, with the shrink wrap unaltered or enter into a written agreement with the End User customer no less restrictive than the terms of the license terms contained herein. Such written agreement shall be executed by Customer's End User customer, and shall incorporate the terms and conditions set forth in this section except that i) such sublicense shall not permit the End User customer to sublicense the Licensed Materials or assign such sublicense. Upon request by Lucent, Customer agrees to provide Lucent's independent auditor with copies of all such sublicenses. The terms of such sublicenses shall survive any termination of rights under this Agreement.

10. WARRANTIES: Unless a Lucent manufacturer's limited warranty accompanies the Product, Customer shall pass through to its End User customers Lucent's warranty as set forth in Exhibit C, "WARRANTY FOR PRODUCTS, LICENSED MATERIALS AND SERVICES WARRANTY" which is attached hereto and incorporated by reference herein. Lucent's sole and entire liability with regard to the Products and Licensed Materials sold or licensed hereunder is to attempt first to repair or replace such Product or Licensed Material without charge at its manufacturing or repair facility or, if repair or replacement is not feasible, then provide a refund or credit equal to the original purchase price. Where refund or credit of the original purchase price is Lucent's only feasible option, Customer shall cooperate with Lucent to facilitate the issuance of the appropriate credit or refund back to Customer End User customer.

                    Confidential - Lucent Technologies Inc.

Products returned for repair or replacement will be accepted by Lucent only in accordance with its instructions and procedures for such returns. The cost of the transportation associated with returning such Product to Lucent shall be borne by Customer. Lucent shall pay the costs of transportation of the repaired or replaced Product to the destination designated within the United States by Customer. If Lucent determines that a returned product is not defective, Customer shall pay Lucent all costs of handling, inspecting, testing and transportation. Products or parts returned for repair or replacement and which have been replaced shall become Lucent property.

11. INFRINGEMENT: a. In the event of any Infringement Claim, subject to the conditions and exceptions stated below, Lucent, at its expense, will defend Customer, will reimburse Customer for any cost, expense or attorneys' fees incurred at Lucent's written request or authorization; and will indemnify Customer against any liability assessed against Customer in a final judgment.

b. If Customer's use is enjoined or in Lucent's opinion is likely to be enjoined or subject to an Infringement Claim, Lucent, at its expense and at its option, will replace such Product or Licensed Materials furnished pursuant to this Agreement with a suitable substitute free of any infringement; will modify them so that they will be free of the infringement; or will procure for Customer a license or other right to use them. If none of the foregoing options are practical, Lucent will remove the enjoined Product or Licensed Materials and refund to Customer any amounts paid to Lucent for them less a reasonable charge for any actual period of use by Customer. In no event, however, shall Lucent's liability hereunder exceed the amounts paid by Customer to Lucent to purchase the Product or the right to use the Licensed Materials which are the subject of the Infringement Claim.

c. Customer shall give Lucent prompt written notice of all Infringement Claims, and Lucent shall have full and complete authority to assume the sole defense of them, including appeals, and to settle same. Customer shall, upon Lucent's request and at Lucent's expense, furnish all information and assistance available to Customer and cooperate in every reasonable way to facilitate the defense and settlement of any Infringement Claim.

d. Lucent shall not be responsible or liable for any Infringement Claim to the extent that it: (i) arises from adherence to design modifications, specifications, drawings, or written instructions which Lucent is directed by Customer to follow; or (ii) arises from adherence to instructions to apply Customer's trademark, trade name or other company identification; or (iii) resides in a product or licensed materials which are not of Lucent's origin and which are furnished by Customer to Lucent for use under this Agreement; (iv) relates to a modification made by Customer of any Product or Licensed Materials; or (v) relates to uses of any Product or Licensed Materials provided by Lucent in combination with any other item not furnished directly by Lucent. In the foregoing cases numbered (i) through (v), Customer will defend and save Lucent harmless, subject to the same terms and conditions and exceptions stated above with respect to the Lucent's rights and obligations under this Section.

e. The liability of Lucent and Customer with respect to any and all claims, actions, proceedings or suits by third parties alleging infringement of patents, trademarks or copyrights or violation of trade secrets or proprietary rights because of, or in connection with, any Products or Licensed Materials furnished under this Agreement shall be limited to the specific undertakings in this Section.

12. PARTIES' RESPONSIBILITIES;

LUCENT'S OBLIGATIONS: Lucent shall: (a) Provide or arrange for technical assistance and training Lucent requires of Customer with regard to sales of the Products, Licensed Materials, and Services. In such case, Customer will provide for related lodging and transportation expense for its employees. If Customer requests additional technical assistance or training, Lucent will provide or arrange for it upon such terms, conditions and prices as the parties shall mutually agree; (b) At its expense, and at its discretion, during the term of this Agreement, furnish Customer with such quantities, as shall be determined by Lucent, of its standard information relating to the Products, Services and Licensed Materials. Upon the request of Customer, Lucent shall furnish additional quantities at Lucent's then current prices, and where possible, Lucent shall provide such materials to Customer on Lucent- provided Internet web sites; (c) Provide or arrange for in-warranty and out-of-warranty repair services in accordance with its standard procedures; and (d) At Lucent's discretion, make available to Customer price plans and incentive programs, for example a cooperative advertising program, (collectively "Programs"), proportionally equal to those offered to other substantially equivalent Lucent-authorized Customers. The terms of these Programs may be changed from time to time and expanded, contracted or discontinued at the sole discretion of Lucent.

CUSTOMER'S OBLIGATIONS:

Customer shall: (a) Use commercially reasonable efforts to promote, market and expand the selling or furnishing of Products and Licensed Materials within the Territory, including maintaining a sales organization capable of demonstrating to its customers the use and capabilities of the Products and Licensed Materials and their applications, and that actively and effectively solicits orders within the Territory; (b) Provide its personnel with all training that Lucent reasonably determines to be necessary for Customer to maintain a staff of competent sales and technical personnel conversant in the specifications, features and advantages of Products, Services and Licensed Materials. Customer shall participate in any training programs that Lucent recommends and provides at no charge to Customer. Customer shall also have the option to participate In other relevant training sessions provided for a fee; (c) Obtain and maintain all government licenses, permits and approvals which are necessary or advisable for performance of Customer's obligations under this Agreement; (d) Refrain from taking any action which would cause Lucent to be in violation of any law, statute, rule, regulation, or code of any jurisdiction; (e) Provide Lucent with a monthly point-of-sale report by Product as determined by Lucent including, but not limited to, the number of units and dollars of sales by market segments and by customer name and location; (f) Offer technical support and training to customers in the effective use of the Products

                    Confidential - Lucent Technologies Inc.

and Licensed Materials, including providing instructional material furnished by Lucent; (g) Maintain an advertising program and participate in trade shows for the Products and Licensed Materials and utilize and distribute any promotional materials (e.g., advertising, sales literature and brochures) which Lucent provides; (h) Allow Lucent's personnel access to the sites and to the Products and Licensed Materials as necessary for Lucent to perform its obligations hereunder; (i) Communicate to its customers the Lucent "PRODUCTS AND SERVICES WARRANTY": and (j) Customer shall provide warranty administration services on behalf of Lucent.

THE PARTIES AGREE THAT THE UNDERTAKINGS IN THIS SECTION 12, PARTIES' OBLIGATIONS, ARE MATERIAL TO THIS AGREEMENT AND THAT THE FAILURE TO PERFORM OR ADHERE TO THESE OBLIGATIONS CONSTITUTES A MATERIAL BREACH OF THIS AGREEMENT.

13. USE OF CONFIDENTIAL INFORMATION: All Confidential Information shall belong to the Party disclosing it. The disclosing Party grants the receiving Party the right to use Confidential Information only for purposes expressly permitted in this Section. Lucent shall use Customer's Confidential Information only to perform Lucent's obligations under this Agreement. Customer shall use Lucent's Confidential Information only to order, evaluate, use, install, and maintain the Products and/or Licensed Materials furnished hereunder. The receiving Party (i) shall not reproduce or copy the disclosing Party's Confidential Information, in whole or in part, except as authorized in this Agreement or in writing by the disclosing Party; (ii) shall return or destroy the Confidential Information (including any full and partial copies) when no longer needed or when requested to do so by the disclosing Party; (iii) shall hold the Confidential Information in confidence; (iv) shall disclose Confidential Information only to those employees and independent contractors who have a need to know and use the Confidential Information for the permitted purposes, provided that the independent contractors have agreed in writing to maintain the confidentiality of the information and are not employees of any competitor of Lucent. The receiving Party shall provide the disclosing Party, at its request, with a copy of such writing. The foregoing restrictions and obligations shall not apply to information that the receiving Party can demonstrate: (a) was independently developed by or for the receiving Party without reference to the disclosing Party's Confidential Information; (b) has become publicly known through acts not attributable to the receiving Party; (c) was in the receiving Party's possession or was known by the receiving Party at the time of disclosure; or (d) was received without restriction from another party.

14. CONFIDENTIALITY OF AGREEMENT: Notwithstanding the Section "Use of Confidential Information", each Party shall keep confidential all provisions of this Agreement and any Order except as reasonably necessary far a Party to perform and except as required by applicable laws or regulations. In the latter case, the Party required to disclose this Agreement or any Order shall promptly inform the other Party prior to disclosure and shall make all reasonable efforts to obtain a protective order or other confidential treatment and to limit disclosure only to those portions necessary to comply with the applicable law or regulation.

15. TRADEMARKS AND OTHER INDICIA: Products and Licensed Materials delivered hereunder and the packaging therefore may bear certain trade names, trademarks, trade devices, logos, codes, or other symbols of Lucent (hereinafter "Marks"). Lucent hereby grants Customer permission to market Products bearing such Marks in accordance with the terms of this Agreement. If Lucent grants Customer permission to use its Marks in Customer's marketing and advertising of, and in Buyer's publicity relating to, Products and Licensed Materials, such use shall conform to Lucent's written standards and guidelines relating thereto, which may be revised by Lucent from time to time. Such use shall inure to the benefit of Lucent and shall not invest in Customer any rights in or to the Marks. All uses of Marks by Customer shall be subject to pre-publication or pre-use review and approval by Lucent. If, in Lucent's judgment, any use of Marks by Customer is deemed detrimental to the Marks or Lucent's reputation, or is deemed otherwise undesirable, Lucent may withdraw such permission without liability as a result thereof.

Customer shall not Conduct business under any of the Marks or derivatives or variations thereof, and Customer shall not directly or indirectly hold itself out as having any relation to Lucent or its affiliates other than as set forth herein. Marks may not be used to identify the Customer.

Advertising by Customer that shows and identifies product brands, software (including related documentation), services, or other items not covered by this Agreement may not use Marks without Lucent's prior written consent. Customer will not alter or remove any Marks applied to Products or Licensed Materials without the written approval of Lucent.

16. EXPORT: Customer acknowledges that the transfer and use of Products, Licensed Materials, and technical information outside the united States are subject to U.S. export laws and regulations. Customer shall not use, distribute, transfer, or transmit the Products, Licensed Materials, or technical information (even if incorporated into other products) except in compliance with U.S. export laws and regulations. At Lucent's request, Customer shall sign written assurances and other export-related documents as may be required for Lucent to comply with U.S. export regulations.

17. PUBLICITY: Neither Party shall release or publish news releases, announcements, advertising or other publicity relating to the Products or Licensed Materials under this Agreement or mentioning or implying the name, trademarks, logos, service marks or other identification of the other Party or its affiliates or their respective personnel without the prior review and written consent of the other Party.

                     Confidential - Lucent Technologies Inc.

18. CUSTOMER'S REMEDIES: Customer's exclusive remedies and the entire liability of Lucent and its affiliates and their respective employees, directors, officers, agents, and suppliers for any and all claims, losses, damages and expenses (including attorneys' fees) ("Losses") of Customer or any other person arising out of this Agreement or the use or performance of any Product or Licensed Materials, whether in an action for or arising out of breach of contract, tort, including negligence, indemnity, or strict liability, shall be as follows: (i) for Infringement Claims--the remedy set forth in the "Infringement" Section; (ii) for the non-performance of or defects in Products or Software--the remedy set forth in the "Warranty" Section; (iii) for failure to deliver Products or Software within 30 days after the scheduled delivery date for causes not attributable to Customer or force majeure conditions --the right to cancel the applicable Order without incurring any cancellation charges; (iv) for tangible property damage and personal injury caused by Lucent's acts or omissions --the amount of the proven direct damages; and (v) for everything other than as set forth above --the amount of the proven direct damages not to exceed, in the aggregate, the lesser of the price or fee of the applicable Product, Software or Service or $100,000, including awarded counsel fees and costs. Customer shall give Lucent prompt written notice of any claim.

19. EXCLUSI0NS FROM LIABILITY: Notwithstanding any other provision of this Agreement, Lucent and its affiliates and their respective employees, directors, officers, agents, and suppliers shall not be liable for any incidental, indirect, consequential, or exemplary damages or for any lost profits, revenues, goodwill or savings arising out of this Agreement, or resulting from the use or performance of any Product or Licensed Materials, whether in an action for breach of contract, tort, including negligence, indemnity or strict liability. This Section shall survive failure of an exclusive or limited remedy.

20. TERMINATION:

(a) Termination for Convenience. Either party may terminate this Agreement without cause or reason whatsoever upon sixty (60) days written notice to the other party or such longer notice as may be required by applicable law. Upon termination of this Agreement without cause pursuant to this clause, neither party shall be liable to the other, either for compensation or for damages of any kind or character whatsoever, whether on account of the loss by Lucent or Customer of present or prospective profits on sales or anticipated sales, or expenditures, investments or commitments made in connection therewith or in connection with the establishment, development or maintenance of Customer's business, or on account of any other cause or thing whatsoever, provided that termination shall not prejudice or otherwise affect the rights or liabilities of the parties with respect to Products theretofore sold hereunder, or any indebtedness then owing by either party to the other.

(b) Termination for Breach. If either Party is in material breach of any term of this Agreement and such breach continues for 30 days (or for 10 days for breach of payment obligations or obligations under "Use of Confidential Information") after receiving notice from the other Party, then the non-breaching Party may terminate this Agreement and any outstanding Orders without any further obligation or liability except with respect to Products or Licensed Materials already shipped, and except for any liability arising out of any breach occurring prior to such termination, including, without limitation, the Losses incurred by Lucent with respect to canceled Orders if it is the non-breaching Party. The non-breaching Party shall reasonably cooperate with the other Party to facilitate a remedy of a material breach within the applicable cure period.

(c) The Parties acknowledge that their rights and obligations under this Agreement, except for rights or obligations relating to entering into and carrying out new Orders, shall survive the termination or expiration of this
Agreement: provided that Customer's rights under "Grant of License" or "Use of Confidential Information" shall not survive if Customer's material breach of either of those Sections gave rise to the termination.

21. SEVERABILITY: If any section or part hereof shall be held to be invalid or unenforceable for any reason, then the meaning of such section or part hereof shall be construed so as to render it enforceable to the extend feasible. If no feasible interpretation would save such section or part hereof, it shall be severed, but without in any way affecting the remainder of such section or any other section contained herein, all of which shall continue in full force and effect unless such severance effects such a material change as to render the Agreement unreasonable.

22. FORCE MAJEURE: Except for payment obligations, neither Party shall be responsible for any delay or failure in performance to the extent such delay or failure is caused by fire, strike, embargo, explosion, earthquake, flood, war, water, the elements, labor dispute, government requirements, acts of God, inability to secure raw materials or transportation facilities, acts or omissions of carriers or suppliers, or other causes beyond a Party's reasonable control.

23. ASSIGNMENT: Except as provided in this Section, neither Party shall assign this Agreement or any right or interest, or delegate any work or obligation to be performed, under this Agreement without the other Party's prior written consent. Any attempted assignment in contravention of this Section shall be void and ineffective. Lucent may assign this Agreement or assign its rights or delegate its duties under it, in whole or in part, at any time and without Customer's consent, to any present or future affiliate. Lucent shall give Customer prompt written notice of the assignment. Nothing shall preclude a Party from employing a subcontractor in carrying out its obligations under this Agreement. A Party's use of such subcontractor shall not release the Party from its obligations under this Agreement.

24. NOTICES: Any notice required or permitted under this Agreement shall be in writing and shall be sent by certified United States mail (return receipt requested), by guaranteed overnight delivery, by courier, or by confirmed telecopy addressed to the respective Party as follows:

                     Confidential - Lucent Technologies Inc.

To Lucent: Lucent Technologies Inc.,
900 Northpoint Parkway, Room 91S452, Alpharetta GA., 30005
Attention: Contract Management, Telecopier 678-297-6553.

To Customer: mphase Technologies, Inc., 587 connecticut Avenue, Norwalk, CT
0654,

Anention, Jennifer Silcott, Director of Marketing, Telecopier: 203-854-1336.

A notice shall be effective when received as shown on the delivery receipt or on the telecopier's written confirmation. A Party may change its designated representative or address by giving notice to the other as provided above,

25. SECURITY INTEREST: a. Customer hereby grants Lucent a security interest in all Products and Licensed Materials, and all proceeds of them in any form to secure payment and performance of all obligations of Customer under this Agreement. Customer shall provide such additional documentation as Lucent deems reasonably necessary to establish or perfect this security interest.

b. Customer warrants that its legal name, address of its principal place of business and state of incorporation are as set forth in the first, unnumbered paragraph of this Agreement. Customer shall promptly notify Lucent of any change in this information.

20. GENERAL: Each Party is an independent contractor and is not an agent of the other. This Agreement does not create an agency, partnership, joint venture, or similar business relationship. Neither Party shall require releases or waivers of any personal rights from representatives or employees of the other to visit the Party's premises, nor shall a Party plead such a release or waiver in any action or proceeding. If any portion of this Agreement is found to be invalid or unenforceable, the remaining portions shall remain in effect. If either Party fails to enforce any right or remedy available under this Agreement, that failure shall not be construed as a waiver of any right or remedy with respect to any other breach or failure by the other Party.

27. CHOICE OF LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to New York's rules on conflicts of law and excluding the United Nations Convention on Contracts for the International Sale of Goods.


28. ENTIRE AGREEMENT: This Agreement constitutes the entire agreement, and supersedes all prior oral and written understandings, between the parties regarding the subject matter hereof. Any modification or addition to this Agreement shall be in writing and signed by authorized representatives of both Parties.


In witness whereof, each Party has caused its authorized representative to sign this Agreement as of the Effective Date.


Lucent Technologies Inc.                 mPhase Technologies, Inc.

By:  /s/ David Morris                    By:  /s/ Ron A. Durando
    -------------------------                ------------------------
Name:    David Morris                    Name:    Ron A. Durando
     ------------------------                 -----------------------
Title:   BPO Sales Director              Title:   President and CEO
      -----------------------                  ----------------------
Date:    April 11, 2003                  Date:    April 9, 2003
      -----------------------                  ----------------------


                    Confidential - Lucent Technologies Inc.

                                    Exhibit A
                        to Systems Integrator Agreement

                                   Definitions
                                   -----------

"Confidential information" means all nonpublic information in whatever form, including, without limitation, specifications, drawings, documentation, know-how, pricing, and Licensed Materials, which may be disclosed by either Party to the other Party and which bears a legend or notice regarding its proprietary or confidential nature or, if not in tangible form, which the disclosing Party describes as proprietary or confidential at the time of disclosure and subsequently send a written summary to the receiving Party within 30 days of disclosure.

"End User(s)" means the custorner(s) to whom Customer is authorized under this Agreement to sell Products and sublicense Licensed Materials as set forth in this Agreement.

"Infringement Claim" means a claim, action, proceeding or suit brought by a third party alleging an infringement of any United States patent, United States copyright or United States trademark, or a violation in the United States of any trade secret by reason of the use, in accordance with Lucent's Specifications, of any Product manufactured by Lucent or Licensed Materials developed by lucent and furnished under this Agreement.

"Licensed Materials" means Software and related user and technical documentation.

"Order" means a written (paper or electronic) purchase order issued by Customer to Lucent, which refers to this Agreement and any firm price quotation and specifies (i) the quantity and type of Products and Licensed Materials being ordered and their applicable prices, charges or fees; (ii) accurate "ship to" and "bill to" addresses; (iii) the requested delivery date consistent with Lucent's standard interval between acceptance of an Order and delivery; and (iv) if Lucent is installing, the requested date of installation complete consistent with Lucent's standard intervals. An electronic Order shall be effective despite the absence of Customer's signature.

"Product" means equipment hardware, and parts thereof, but does not include Software whether or not such Software is part of firmware.

"Services" means engineering, installation, maintenance and other services provided by or on behalf of Lucent in support of Products sales.

"Software" means the object code or machine-readable version of computer programs delivered by Lucent under this Agreement, excluding source code and all related development documents. Software may be delivered electronically or in a variety of media, including firmware, disks, or tapes, but does not include such media. Software may include embedded third-party object code.

"Specifications" means Lucent's or its vendor's written technical specifications for a particular Product or Software furnished under this Agreement.

                    Confidential - Lucent Technologies Inc.

                                   Exhibit B

                         Products, Discounts and Prices*



OMITTED As Confdiential Information pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.


                    Confidential - Lucent Technologies Inc.

                                    Exhibit C

              Warranty For Products, Licensed Material and Services

Customer shall extend to the End User customer the following warranty:

a. During the Warranty Period, Lucent warrants to Customer only that during the Warranty Period (i) Products manufactured by Lucent will be free from defects in material and workmanship and will conform to the Specifications for such Products while Products purchased by Lucent pursuant to its procurement specifications will include a Warranty Period equal to that offered by the manufacturer, unless otherwise specifically stated by Lucent; (ii) Software developed by Lucent will be free from those defects which materially affect performance in accordance with the Specifications. With respect to Products or Software or partial assembly of Products furnished by Lucent but not manufactured by Lucent, Lucent hereby assigns to Customer and/or End User customer, to the extent permitted, the warranties given to Lucent by its vendors of such items. The Warranty Period for Products is 12 months and for Software is three months. The Warranty Period commences on the earlier of (i) shipment of Product or Licensed Material from Customer to End User Customer or (ii) 90 days after Lucent's shipment of Product or Licensed Material to Reseller.

b. If, under normal and proper use, a defect or non-conformity appears in a warranted Product or Software during the applicable Warranty Period and the End User customer promptly notifies Customer in writing of such defect or non-conformance, and follows Lucent's instructions regarding return of such defective or non-conforming Product or Software, then Lucent will, at no charge to End User customer, either (i) repair, replace or correct the same at its manufacturing or repair facility or (ii) if Lucent determines that it is unable or impractical to repair, replace or correct the Product or Software, provide a refund or credit not to exceed the original purchase price or license fee.

c. No Product or Software will be accepted for repair or replacement without the written authorization of and in accordance with instructions from Lucent. Removal and reinstallation expenses as well as transportation expenses associated with returning such Product or Software to Lucent shall be borne by Customer. Lucent shall pay the costs of transportation of the repaired or replaced Product or Software to any United States destination designated by Customer. If Lucent determines that any returned Product or Software is not defective, Customer shall pay Lucent's costs of handling, inspecting, testing and transportation and, if applicable, travel and living expenses. In repairing or replacing any Product, part of Product, or Software medium under this warranty, Lucent may use either new, remanufactured, reconditioned, refurbished or functionally equivalent Products, parts or Software media. Replaced Products or parts shall become Lucent's property. If Lucent ascertains that a Product is not readily returnable for repair, at its option, Lucent may elect to repair or replace the Product at Customer's site. Customer, at its expense, shall make the Products accessible for repair or replacement and shall restore the site after Lucent has completed its repairs or replacement.

d. Lucent makes no warranty with respect to defective conditions or non-conformities resulting from any of the following: Customer's modifications, misuse, neglect, accident or abuse; improper wiring, repairing, splicing, alteration, installation, storage or maintenance not performed by Lucent; use in a manner not in accordance with Lucent's or its vendor's Specifications, or operating instructions; failure of Customer to apply previously applicable Lucent's modifications or corrections; or items not manufactured by Lucent or purchased by Lucent pursuant to its procurement specifications. In addition, Lucent makes no warranty with respect to Products which have had their serial numbers or month and year of manufacture removed or altered; with respect to expendable items, including, without limitation, fuses, light bulbs, motor brushes and the like; or with respect to defects related to Customer's data base errors. No warranty is made that Software will run uninterrupted or error free.

e. For Services purchased through Lucent, Lucent agrees to perform Services in a workmanlike manner and in accordance with good usage and accepted practices in the community in which Services are performed using material free from defects, except where such material is provided by Customer or its End User customers. If Services performed by Lucent prove not to have been so performed or if Lucent fails to provide the Services or a portion thereof, and if Reseller or its End User customers notifies Lucent to that effect within a ten (10) day period commencing on the earlier of the date of completion of the Services or the date that the Customer or End User customer knew or should have known of defects or deficiencies, the Lucent, at its option, will either correct any defects and deficiencies or render a full or pro-rated refund or credit based on the original charge for Services.

f. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE GRANTED IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES (WHETHER WRITTEN, ORAL, STATUTORY OR OTHERWISE), INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF
MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. CUSTOMER'S SOLE AND EXCLUSIVE REMEDY AND LUCENT's SOLE OBLIGATION HEREUNDER, SHALL BE TO REPAIR, REPLACE, CREDIT OR REFUND AS SET FORTH ABOVE.

                    Confidential - Lucent Technologies Inc.
                                       9